Exhibit 4.7
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the share capital of Mallinckrodt plc (“Mallinckrodt”) is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of Mallinckrodt’s memorandum and articles of association, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. You should read those laws and documents carefully. As used in this exhibit, “we,” and “our” refer to Mallinckrodt.
Description of Ordinary Shares
Legal Name; Formation; Fiscal Year; Registered Office
The legal name of the company is Mallinckrodt public limited company. Mallinckrodt was incorporated in Ireland as a public limited company on January 9, 2013 with company registration number 522227. Mallinckrodt’s fiscal year ends on the last Friday in December and Mallinckrodt’s registered address is College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland.
Share Capital
The authorized share capital of Mallinckrodt is €40,000 and $200,000,000, divided into 40,000 ordinary A shares with a par value of €1.00 per share, 500,000,000 ordinary shares with a par value of $0.20 per share and 500,000,000 preferred shares with a par value of $0.20 per share.
Mallinckrodt may issue shares subject to the maximum prescribed by its authorized share capital contained in its memorandum of association.
As a matter of Irish company law, the directors of a company may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting (in person or by proxy). The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. The board of directors of Mallinckrodt was granted authority to issue up to approximately 33% of its issued ordinary share capital (excluding share held in treasury) pursuant to a resolution of shareholders at its last annual general meeting, such authority to expire no later than 18 months from the date on which it was granted. It is expected that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.
The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or ordinary A shares, as applicable) by way of an ordinary resolution of Mallinckrodt’s shareholders, but not below the number of shares then outstanding. The shares comprising the authorized share capital of Mallinckrodt may be divided into shares of such par value as the resolution prescribes.
The rights and restrictions to which the ordinary shares are subject are prescribed in Mallinckrodt’s articles of association. Mallinckrodt’s articles of association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Mallinckrodt. Preferred shares may be preferred as to dividends, rights on a winding up, voting or in such manner as the directors of Mallinckrodt may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Mallinckrodt, and may be convertible into or exchangeable for shares of any other class or classes of Mallinckrodt, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law, including the Irish Takeover Rules.

Irish law does not recognize fractional shares held of record; accordingly, Mallinckrodt’s articles of association do not provide for the issuance of fractional ordinary shares of Mallinckrodt, and the official Irish register of Mallinckrodt will not reflect any fractional ordinary shares.
Whenever an alteration or reorganization of the share capital of Mallinckrodt would result in any Mallinckrodt shareholder becoming entitled to fractions of a share, the Mallinckrodt board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.
Preemption Rights, Share Warrants and Share Options
Under Irish law, certain statutory preemption rights apply automatically in favor of Mallinckrodt’s shareholders where shares in Mallinckrodt are to be issued for cash, unless Mallinckrodt is authorized to opt out of these preemption rights by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes of Mallinckrodt’s shareholders cast at a general meeting (in person or by proxy). Mallinckrodt was granted authority to opt out of these preemption rights in the event of the issuance of shares for cash, if the issuance is limited to up to approximately 5% of Mallinckrodt’s issued ordinary share capital (excluding shares held in treasury), pursuant to a resolution of shareholders at its last annual general meeting, such authority to expire no later than 15 months from the date on which it was granted unless renewed at the next annual general meeting. It is expected that Mallinckrodt will seek such renewed authority at subsequent annual general meetings. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Mallinckrodt pro-rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for stock acquisition) and do not apply to the issue of not-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or when shares are issued pursuant to an employee option or similar equity plan.
The articles of association of Mallinckrodt provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Mallinckrodt is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Under Irish law, the board may issue shares upon exercise of validly issued warrants or options without shareholder approval or authorization. However, the rules of the New York Stock Exchange require shareholder approval of certain equity compensation plans.
Dividends
Under Irish law, dividends and distributions may only be made from “distributable reserves.” Distributable reserves, broadly, means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Mallinckrodt are equal to, or in excess of, the aggregate of Mallinckrodt’s called up share capital plus distributable reserves and the distribution does not reduce Mallinckrodt’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Mallinckrodt’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Mallinckrodt’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Mallinckrodt has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Mallinckrodt. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Act, which give a “true and fair view” of Mallinckrodt’s unconsolidated financial position and accord with accepted accounting practice.
The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the articles of association of Mallinckrodt. Mallinckrodt’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Mallinckrodt without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. No dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of assets, shares or cash.
The directors of Mallinckrodt may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Mallinckrodt in relation to the shares of Mallinckrodt.
The directors of Mallinckrodt are also entitled to issue shares with preferred rights to participate in dividends declared by Mallinckrodt. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders. The holders of ordinary A shares are not entitled to receive any dividend.
Share Repurchases and Redemptions
Overview
Mallinckrodt’s articles of association provides that unless the board of directors specifically resolves to treat such acquisition as a purchase for the purposes of the Act, any ordinary share or an interest in any ordinary share which Mallinckrodt has acquired or agreed to acquire from a third party is deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Mallinckrodt may technically be effected as a redemption of those shares as described below under “-Share Repurchases and Redemptions-Repurchases and Redemptions by Mallinckrodt.” If such shares were not to be deemed to be redeemable shares, their repurchase by Mallinckrodt would be subject to additional requirements imposed by Irish law. Neither Irish law nor any constituent document of Mallinckrodt places limitations on the right of non-resident or foreign owners to vote or hold Mallinckrodt ordinary shares. Except where otherwise noted, when we refer elsewhere in this exhibit to repurchasing or buying back ordinary shares of Mallinckrodt, we are referring to the redemption of ordinary shares by Mallinckrodt or the purchase of Mallinckrodt ordinary share by a subsidiary of Mallinckrodt, in each case in accordance with the Mallinckrodt articles of association and Irish company law as described below.
Repurchases and Redemptions by Mallinckrodt
Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “-Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Mallinckrodt where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Mallinckrodt. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of Mallinckrodt’s articles described above, shareholder approval is not required to redeem Mallinckrodt ordinary shares.
The board of directors of Mallinckrodt is also entitled to issue preferred shares which may be redeemed at the option of either Mallinckrodt or the shareholder, depending on the terms of such preferred shares. For additional information on redeemable shares, see “-Share Capital.”
Mallinckrodt may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases on a recognized stock exchange such as the New York Stock Exchange, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Mallinckrodt’s subsidiaries as described below. Mallinckrodt was granted this authority pursuant to a resolution of shareholders at its last annual general meeting, such authority to expire no later than 15 months from the date on which it was granted unless renewed at the next annual general meeting. It is expected that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.
Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Mallinckrodt at any time must not exceed 10% of the nominal value of the issued share capital of Mallinckrodt. While Mallinckrodt holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Mallinckrodt or re-issued subject to certain conditions.
Purchases by Subsidiaries of Mallinckrodt
Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase ordinary shares of Mallinckrodt either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the shareholders of Mallinckrodt is required to allow a subsidiary of Mallinckrodt to make on-market purchases of Mallinckrodt ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Mallinckrodt ordinary shares is required. The shareholders of Mallinckrodt granted such authority pursuant to a resolution approved at its last annual general meeting, which must expire no later than 15 months after the date on which it was granted unless it is renewed at the next annual general meeting of Mallinckrodt’s shareholders. It is expected that Mallinckrodt will seek such renewed authority at subsequent annual general meetings.
In order for a subsidiary of Mallinckrodt to make an on-market purchase of Mallinckrodt’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” The New York Stock Exchange, on which the ordinary shares of Mallinckrodt are listed, is specified as a recognized stock exchange for this purpose by Irish company law.
For an off-market purchase by a subsidiary of Mallinckrodt, the proposed purchase contract must be authorized by special resolution of the shareholders of Mallinckrodt before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Mallinckrodt.
The number of shares held by the subsidiaries of Mallinckrodt at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Mallinckrodt. While a subsidiary holds Mallinckrodt ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the ordinary shares of Mallinckrodt by a subsidiary must be funded out of distributable reserves of the subsidiary.
Lien on Shares, Calls on Shares and Forfeiture of Shares
Mallinckrodt’s articles of association provide that Mallinckrodt will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Mallinckrodt ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Mallinckrodt and will only be applicable to Mallinckrodt shares that have not been fully paid up.
Bonus Shares
Under Mallinckrodt’s articles of association, the board may resolve to capitalize any amount for the time being standing to the credit of Mallinckrodt’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid-up bonus shares to shareholders of Mallinckrodt who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Consolidation and Division; Subdivision
Under its articles of association, Mallinckrodt may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than are fixed by its articles of association.
Reduction of Share Capital
Mallinckrodt may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Mallinckrodt also may, by special resolution and subject to confirmation by the High Court of Ireland, reduce or cancel its issued share capital (which includes share premium) in any way permitted by the Companies Act.
Annual General Meetings of Shareholders
Mallinckrodt held its first annual general meeting on March 20, 2014, and is required to hold subsequent annual general meetings at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Mallinckrodt’s fiscal year end. Any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the 15-month requirement described in this paragraph, Mallinckrodt’s articles of association include a provision reflecting this requirement of Irish law.
Notice of an annual general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. The articles of association of Mallinckrodt provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.
The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the statutory financial statements and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.
At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) such business that the chairman of the meeting determines is properly within the scope of the meeting. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.
Extraordinary General Meetings of Shareholders
Extraordinary general meetings of Mallinckrodt may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of Mallinckrodt carrying voting rights, (iii) on requisition of Mallinckrodt’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Mallinckrodt as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.
Notice of an extraordinary general meeting must be given to all Mallinckrodt shareholders and to the auditors of Mallinckrodt. Under Irish law and Mallinckrodt’ articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice in accordance with the terms of the Companies Act.
In the case of an extraordinary general meeting convened by shareholders of Mallinckrodt, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution.

Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Mallinckrodt’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.
If the directors become aware that the net assets of Mallinckrodt are half or less of the amount of Mallinckrodt’s called-up share capital, the directors of Mallinckrodt must convene an extraordinary general meeting of Mallinckrodt’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.
Voting
Where a vote is to be taken at a general meeting, every shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Mallinckrodt’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Mallinckrodt’s articles of association. The articles of association of Mallinckrodt permit the appointment of proxies by the shareholders to be notified to Mallinckrodt electronically.
Except where a greater majority is required by the Companies Act, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.
Mallinckrodt’s articles provide that all resolutions are decided by a show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded by (i) the Chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy, holding not less than one-tenth of the total voting rights of Mallinckrodt having the right to vote at such meeting, or (iv) any shareholder or shareholders holding shares in Mallinckrodt conferring the right to vote at the meeting being shares on which an aggregate sum has been paid equal to not less than one-tenth of the total sum paid up on all shares conferring that right. Each Mallinckrodt ordinary shareholder of record as of the record date for the meeting has one vote at a general meeting on a show of hands.
In accordance with Mallinckrodt’s articles of association, the board of directors may from time to time cause Mallinckrodt to issue preferred or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (i.e. they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares). Treasury shares and shares held by subsidiaries will not be entitled to vote at general meetings of shareholders.
Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Mallinckrodt’s shareholders present in person or by proxy at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Mallinckrodt’s shareholders cast in person or by proxy at a general meeting. Examples of matters requiring special resolutions include:

•	amending the objects (i.e., main purposes) of Mallinckrodt;

•	amending the articles of association of Mallinckrodt;

•	approving a change of name of Mallinckrodt;

•
authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or a person who is deemed to be “connected” to a director for the purposes of the Companies Act;

•	opting-out of preemption rights on the issuance of new shares;

•	re-registration of Mallinckrodt from a public limited company to a private company;

•	variation of class rights attaching to classes of shares;

•	purchasing Mallinckrodt’s ordinary shares off-market;

•	any reduction of Mallinckrodt’s issued share capital;

•	resolving that Mallinckrodt be wound up by the Irish courts;

•	sanctioning a compromise/scheme of arrangement;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes; and

•	setting the re-issue price of treasury shares.
Unanimous Shareholder Consent to Action Without Meeting
The Companies Act provides that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (a) all shareholders sign the written resolution and (b) the company’s articles of association permit written resolutions of shareholders. Mallinckrodt’s articles of association permit unanimous written resolutions of shareholders, as permitted under Irish law.
Variation of Class Rights Attaching to Shares
Variation of all or any special rights attached to any class of shares of Mallinckrodt is addressed in the articles of association of Mallinckrodt as well as the Companies Act. Any variation of class rights attaching to the issued shares of Mallinckrodt must be approved by a special resolution of the shareholders of the class affected. Mallinckrodt’s articles of association expressly provide that any issue of preferred shares (whatever the rights attaching to them) will be deemed not to be a variation of the rights of ordinary shareholders.
The provisions of the articles of association of Mallinckrodt relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum and the right to demand a poll.
Quorum for General Meetings
The presence, in person or by proxy, of the holders of shares in Mallinckrodt entitling them to exercise a majority of the voting power of Mallinckrodt constitutes a quorum for the conduct of business. No business may take place at a general meeting of Mallinckrodt if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the articles of association of Mallinckrodt. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.
Requirements for Advance Notification of Director Nominations and Proposals of Shareholders
Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to its board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Mallinckrodt’s notice of meeting; (ii) by the board of directors; (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Act; (iv) or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the articles of association.
In order to comply with the advance notice procedures of Mallinckrodt’s articles of association, a shareholder must give written notice to Mallinckrodt’s secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement is first made of the date of the annual general meeting.

In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.
To be timely for an extraordinary general meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.
In addition, whether relating to an annual or extraordinary general meeting, to be timely, a shareholder’s notice must be updated and supplemented, if necessary, so the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement shall be delivered to Mallinckrodt’s secretary (i) not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date and (ii) not later than eight business days prior to the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 business days prior to the meeting on any adjournment or postponement thereof.
For nominations to the board, the notice must include (i) all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a description of all direct and indirect compensation and other material monetary agreements or arrangements during the past three years, any other material relationships between the nominating shareholder, and their affiliates and associates or others acting in concert, and the proposed nominee and his or her affiliates and associates and other concert parties (including, but not limited to, information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act) and (iii) such other information as Mallinckrodt may reasonably require to determine the eligibility of the proposed nominee, as well as a completed questionnaire, representation and agreement signed by the proposed nominee regarding the background, qualification and certain existing relationships and arrangements of the proposed nominee.
For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting, the text of the proposal or wording (including the text of any proposed resolutions for consideration and if such business includes a proposal to amend the articles of association of Mallinckrodt, the text of the proposed amendment), a discussion of any material interest of the shareholder in the business and a description of all arrangements between the shareholder(s) any other person or persons in connection with the proposal.
Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about (i) the shareholder, (ii) the shareholder’s holdings of Mallinckrodt shares (as well as “derivative instruments” or “short interests” with respect to Mallinckrodt shares, as defined in the articles of association), (iii) any arrangements giving the shareholder the right to vote shares of Mallinckrodt, (iv) any rights to dividends on the Mallinckrodt shares that are separated or separable from the underlying Mallinckrodt shares, (v) any proportionate interest in Mallinckrodt’s shares or “derivative instruments,” held by a general or limited partnership in which the shareholder has an interest, (vi) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to base on any increase or decrease in the value of the Mallinckrodt shares or “derivative instruments,” (vii) any significant equity interests or any “derivative instruments” or “short interests” in any of Mallinckrodt’s principal competitors held by the shareholder, (viii) any interest of the shareholder in any contract with Mallinckrodt or any of its affiliates or principal competitors and (ix) any other information that would be required to be disclosed by SEC rules regarding solicitation of proxies for the director nomination and/or other business to be proposed at the meeting.

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in Mallinckrodt’s articles of association), and if any proposed business is not in compliance with these provisions, to declare that no action shall be taken in respect of such defective proposal and that it shall be disregarded.
In addition, the Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “-Extraordinary General Meetings of Shareholders.”
Inspection of Books and Records
Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Mallinckrodt and any act of the Irish legislature which alters the memorandum and articles of association of Mallinckrodt; (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Mallinckrodt; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Mallinckrodt; (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive any statutory financial statement of a subsidiary company of Mallinckrodt which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Mallinckrodt also have the right to inspect all books, records and vouchers of Mallinckrodt. The auditors’ report must be circulated to the shareholders 21 days before the annual general meeting with Mallinckrodt’s financial statements prepared in accordance with the Companies Act, and must be read to the shareholders at Mallinckrodt’s annual general meeting.
Acquisitions
There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)
a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b)
through a tender offer or takeover offer by a third party for all of the shares of Mallinckrodt. Where the holders of 80% or more of Mallinckrodt’s shares have accepted an offer by a bidder for their shares in Mallinckrodt, the remaining shareholders may be statutorily required to also transfer their shares to such bidder. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Mallinckrodt were listed on the main market of the Irish Stock Exchange or another regulated stock exchange in the European Economic Area (the European Economic Area includes all member states of the E.U. and Norway, Iceland and Liechtenstein), this threshold would be increased to 90%; and

(c)
it is also possible for Mallinckrodt to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Mallinckrodt is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2005/56 and the consideration payable to Mallinckrodt’s shareholders is not all in the form of cash, Mallinckrodt’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Mallinckrodt’s articles of association provide that the passing of an ordinary resolution is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Appraisal Rights
Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Mallinckrodt and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.
In the event of a takeover of Mallinckrodt by a third party in accordance with the Irish Takeover Rules and the Companies Act where the holders of 80% or more in value of a class of Mallinckrodt’ shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.
Disclosure of Interests in Shares
Under the Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public company. A shareholder of Mallinckrodt must notify Mallinckrodt (but not the public at large) if as a result of a transaction the shareholder will be interested in 3% or more of any class of shares of Mallinckrodt carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3% of any class of shares of Mallinckrodt carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Mallinckrodt (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Mallinckrodt within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Mallinckrodt concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.
In addition to the above disclosure requirement, Mallinckrodt, under the Companies Act, may by notice in writing require a person whom Mallinckrodt knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Mallinckrodt’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Mallinckrodt carrying voting rights to give such further information as may be required by Mallinckrodt, including particulars of such person’s own past or present interests in such class of shares of Mallinckrodt. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.
Where such a notice is served by Mallinckrodt on a person who is or was interested in shares of Mallinckrodt carrying voting rights and that person fails to give Mallinckrodt any information required within the reasonable time specified, Mallinckrodt may apply to the court for an order directing that the affected shares be subject to certain restrictions.
Under the Companies Act, the restrictions that may be placed on the shares by the court are:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, is void;

(b)	no voting rights are exercisable in respect of those shares;

(c)	no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment may be made of any sums due from Mallinckrodt on those shares, whether in respect of capital or otherwise.
Where the shares in Mallinckrodt are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.
In the event that Mallinckrodt is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Mallinckrodt securities of 1% or more.
Anti-Takeover Provisions
Business Combinations with Interested Shareholders
Mallinckrodt’s articles of association include a provision which generally prohibits Mallinckrodt from engaging in a business combination with an interested shareholder for a period of three years following the date the person became an interested shareholder, unless, in general:

•	the Mallinckrodt board of directors approved the transaction which resulted in the shareholder becoming an “interested shareholder”;

•
upon consummation of the transaction which resulted in the shareholder becoming an “interested shareholder”, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the “interested shareholder”), voting shares owned by persons who are directors and also officers and by certain employee share plans; or

•
at or subsequent to such time the business combination is approved by the Mallinckrodt board of directors and authorized by a special resolution of Mallinckrodt’s shareholders (excluding the “interested shareholder”).

A “business combination” is generally defined as a merger, scheme of arrangement, asset or share sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Mallinckrodt.
Shareholder Rights Plans and Share Issuances
Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan is subject to the Irish Takeover Rules described below.
Mallinckrodt’s articles of association allow the board to adopt a shareholder rights plan upon such terms and conditions as the board deems expedient and in the best interests of Mallinckrodt, subject to applicable law.
Subject to the Irish Takeover Rules described below, the board also has power to cause Mallinckrodt to issue any of its authorized and unissued shares on such terms and conditions as the board may determine (as described under “-Share Capital”) and any such action must be taken in the best interests of Mallinckrodt. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.
Irish Takeover Rules
A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Mallinckrodt will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles. The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•
in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•
the holders of securities in the target company must have sufficient time and information to allow them to make an informed decision regarding the offer. If the board of the target company advises the holders of securities as regards the offer, it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•
false markets (i.e., a market based on erroneous, imperfect or unequally disclosed information) must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities become artificial and the normal functioning of the markets is distorted;

•
a bidder must announce an offer only after ensuring that he or she can pay in full the consideration offered and after taking all reasonable measures to secure the implementation of any other type of consideration;

•
a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities, (this is a recognition that an offer will disrupt the day-to-day running of a target company, particularly if the offer is hostile, and the board of the target company must divert its attention to deal with the offer); and

•
a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid. Under certain circumstances, a person who acquires shares or other voting rights in Mallinckrodt may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Mallinckrodt at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Mallinckrodt, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Mallinckrodt would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements. If a person makes a voluntary offer to acquire outstanding Mallinckrodt ordinary shares, the offer price must be no less than the highest price paid for Mallinckrodt ordinary shares by the bidder or its concert parties during the three month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired Mallinckrodt ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Mallinckrodt ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Mallinckrodt ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Mallinckrodt ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
A voluntary offer period will generally commence on the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules. The Irish Takeover Rules also contain rules governing substantial acquisitions of shares that restrict the speed at which a person may increase his or her holding of voting shares and rights over voting shares to an aggregate of between 15% and 30% of the voting rights of Mallinckrodt. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Mallinckrodt and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such acquisitions.
Frustrating Action. Under the Irish Takeover Rules, the board of directors of Mallinckrodt is not permitted to take any action which might frustrate an offer for the shares of Mallinckrodt once the board of directors has received an approach which may lead to an offer, or has reason to believe an offer is imminent, except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available:

(a)	where the action is approved by Mallinckrodt’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;
(ii)    the Mallinckrodt shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii) such action is in accordance with a contract entered into prior to the announcement of the offer; or

(iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
For other provisions that could be considered to have an anti-takeover effect, see above at “-Share Capital” (regarding issuance of preferred shares) “-Preemption Rights, Share Warrants and Share Options,” “-Disclosure of Interests in Shares,” “-Requirements for Advance Notification of Director Nominations and Proposals of Shareholders” and “-Unanimous Shareholder Consent to Action Without Meeting,” in addition to “-Election of Directors,” “-Vacancies on Board of Directors” and “-Amendment of Governing Documents” below.

Insider Dealing
The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of our company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.
Corporate Governance
The articles of association of Mallinckrodt delegate the day-to-day management of Mallinckrodt to its board of directors. The board of directors may then delegate management of Mallinckrodt to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Mallinckrodt. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.
Election of Directors
The Companies Act provides for a minimum of two directors. Mallinckrodt’s articles of association provide for a minimum of two directors and a maximum of 15 directors. The shareholders of Mallinckrodt may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the articles of association.
At each annual general meeting of Mallinckrodt, all the directors shall retire from office and be eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election, in accordance with Mallinckrodt’s articles of association, hold office until his or her successor shall be elected.
No person shall be appointed director unless nominated in accordance with the articles of association of Mallinckrodt. Mallinckrodt’s articles of association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only pursuant to Mallinckrodt’s notice of meeting by (i) the board of directors, (ii) any shareholders pursuant to the valid exercise of power granted to them under the Companies Act; (iii) a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Mallinckrodt articles of association or (iv) by holders of any class of shares in Mallinckrodt then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue. In addition, the Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.
Directors shall be appointed as follows:

(a)	by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(b)	by the board in accordance with the articles of association of Mallinckrodt; or

(c)
so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Mallinckrodt, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association. A director so appointed shall hold office only until the next following annual general meeting.
Vacancies on the Board of Directors
Mallinckrodt’s articles of association provide that the directors have the authority to appoint one or more directors to the Mallinckrodt board of directors, subject to the maximum number of directors allowed for in the articles of association. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Mallinckrodt’s shareholders. If not, it may be filled by the board of directors.
Any director appointed by the other directors will hold office until the next annual general meeting of Mallinckrodt. During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors may act for increasing the number of directors to that minimum number or of summoning a general meeting of Mallinckrodt but for no other purpose.
Removal of Directors
The Companies Act provides that, notwithstanding anything contained in the articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly, the shareholders of Mallinckrodt may by an ordinary resolution remove a director from office before the expiration of his or her term (notwithstanding any agreement between Mallinckrodt and the director). The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Mallinckrodt in respect of his or her removal.
Amendment of Governing Documents
Irish companies, including Mallinckrodt, may only alter their memorandum of association and articles of association with the approval of a special resolution of a general meeting of the company.
Duration; Dissolution; Rights upon Liquidation
Mallinckrodt’s corporate existence has unlimited duration. Mallinckrodt may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders of Mallinckrodt is required. Mallinckrodt may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Mallinckrodt has failed to file certain returns. Mallinckrodt may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Mallinckrodt have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Mallinckrodt should be wound up.
The rights of the shareholders to a return of Mallinckrodt’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Mallinckrodt’s articles of association or the terms of any preferred shares issued by the directors of Mallinckrodt from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Mallinckrodt. If the articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Mallinckrodt’s articles provide that the ordinary shareholders of Mallinckrodt are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares.

Uncertificated Shares
Holders of ordinary shares of Mallinckrodt do not have the right to require Mallinckrodt to issue certificates for their shares. Mallinckrodt only issues uncertificated ordinary shares.
Stock Exchange Listing
Mallinckrodt ordinary shares are listed on the New York Stock Exchange under the symbol “MNK.” Mallinckrodt ordinary shares are not listed on the Irish Stock Exchange or any other exchange.
No Sinking Fund
The Mallinckrodt ordinary shares have no sinking fund provisions.
Transfer and Registration of Shares
Mallinckrodt’s official share register is maintained by its transfer agent and the transfer agent’s affiliates. Registration in this share register is determinative of membership in Mallinckrodt. A shareholder of Mallinckrodt who holds shares beneficially is not the holder of record of such shares. Instead, the depository (e.g., Cede & Co., as nominee for DTC) or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee is not registered in Mallinckrodt’s official share register, as the depository or other nominee remains the record holder of such shares.
A written instrument of transfer is required under Irish law in order to register on Mallinckrodt’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty which must be paid prior to registration of the transfer on Mallinckrodt’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.
Mallinckrodt currently intends to pay (or cause one of its affiliates to pay) stamp duty, if any, in connection with share transfers made in the ordinary course of trading by a seller who holds shares directly to a buyer who will hold the acquired shares beneficially. In other cases Mallinckrodt may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Mallinckrodt’s articles of association provide that, in the event of any such payment, Mallinckrodt (i) may seek reimbursement from the buyer, (ii) will have a lien against the Mallinckrodt ordinary shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Mallinckrodt ordinary shares has been paid unless one or both of such parties is otherwise notified by Mallinckrodt.
Mallinckrodt’s articles of association delegate to Mallinckrodt’s secretary and certain other persons and delegates the authority to execute an instrument of transfer on behalf of a transferring party.
In order to help ensure that the official share register is regularly updated to reflect trading of Mallinckrodt ordinary shares occurring through normal electronic systems, Mallinckrodt intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Mallinckrodt notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with such transfer and that Mallinckrodt will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Mallinckrodt for this purpose) or request that Mallinckrodt execute an instrument of transfer on behalf of the transferring party in a form determined by Mallinckrodt. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Mallinckrodt’s transfer agent, the transferee will be registered as the legal owner of the relevant shares on Mallinckrodt’s official Irish share register (subject to the matters described below).
The directors of Mallinckrodt, in their absolute discretion, may decline to recognize any instrument of transfer unless (i) it is accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (ii) it is in respect of one class of share only; (iii) it is in favor of not more than four transferees; and (iv) it is lodged at the registered office of Mallinckrodt or at such other place as the directors may appoint. In the case of a transfer of shares by means other than a sale through a stock exchange on which the shares are listed, the directors have absolute discretion and without assigning any reason therefor to decline to register such transfer of a share that is not fully paid or that is transferred to or by a minor or person of unsound mind.
The registration of transfers may be suspended by the directors at such times and for such period, not exceeding in the whole 30 days in each year, as the directors may from time to time determine.
Transfer Agent and Registrar
The transfer agent and registrar for Mallinckrodt ordinary shares is Computershare Trust Company, N.A.